Central North Airport Group SC 14D9

Exhibit 99.(a)(1)(iv)

 LETTER TO BROKERS, DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES
AND OTHER NOMINEES

Offer to Purchase for Cash

up to 97,527,888 Outstanding Series B Shares held by U.S. Persons,

including Series B Shares represented by American Depositary Shares

(each American Depositary Share representing eight Series B Shares)

of
GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V.

by

AERODROME INFRASTRUCTURE S.À R.L.

THE U.S. OFFER WILL COMMENCE AT 9:00 A.M., NEW YORK CITY TIME ON MAY 24, 2021 (THE “COMMENCEMENT DATE”) AND WILL EXPIRE AT 8:00 A.M., NEW YORK CITY TIME (THE “EXPIRATION TIME”) ON JUNE 22, 2021 (the “EXPIRATION DATE”), UNLESS THE U.S. OFFER IS EXTENDED.

May 24, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Aerodrome Infrastructure S.à r.l. (“Aerodrome”), a limited liability company organized under the laws of Luxembourg, an affiliate of Servicios de Tecnología Aeroportuaria, S.A. de C.V. (“SETA”), a Mexican corporation, and beneficially owned by Bagual S.à r.l. (“Bagual”), a limited liability company organized under the laws of Luxembourg, Grenadier S.à r.l. (“Grenadier”), a limited liability company organized under the laws of Luxembourg, Pequod S.à r.l. (“Pequod”), a limited liability company organized under the laws of Luxembourg, Harpoon S.à r.l. (“Harpoon”), a limited liability company organized under the laws of Luxembourg, Expanse S.à r.l. (“Expanse”), a limited liability company organized under the laws of Luxembourg, Fintech Holdings Inc. (“FH”), a corporation organized under the laws of Delaware and David Martínez (“Mr. Martínez” and, together with Aerodrome, SETA, Bagual, Grenadier, Pequod, Harpoon, Expanse and FH, the “Offerors”) in connection with their offer to acquire up to 97,527,888 (1) outstanding Series B ordinary shares, without par value (the “Series B Shares”) of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. (“OMA”), a publicly traded corporation organized under the laws of Mexico, held by U.S. Persons, and (2) Series B Shares represented by outstanding American depositary shares (whether held or not by U.S. Persons) (each representing eight Series B Shares) (the “ADSs” and, together with the Series B Shares, the “Securities”), upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase dated May 24, 2021 (the “U.S. Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal” (which together, as they may be amended and supplemented from time to time, constitute the “U.S. Offer”). Terms used but not defined in this letter that are defined in the U.S. Offer to Purchase have the meaning given to such terms in the U.S. Offer to Purchase.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M. NEW YORK CITY TIME ON THE EXPIRATION DATE, UNLESS THE U.S. OFFER IS EXTENDED.

For your information and for forwarding to your clients for whom you hold Series B registered in your name or in the name of your nominee, we are enclosing the following documents:

1.  The U.S. Offer to Purchase; and

2.  A printed form of letter which may be sent to your clients for whose accounts you hold Series B Shares, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer.

The conditions to the completion of the U.S. Offer are described in the section entitled “The Tender Offer–Conditions of the U.S. Offer” of the U.S. Offer to Purchase.

If a client instructs you to tender Series B Shares on its behalf, you must effect that tender through the applicable participant in S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores (“Indeval”) (which may be a Mexican subcustodian) through which your clients hold their Series B Shares, in accordance with the terms and conditions of the U.S. Offer to Purchase and the Acceptance Letter. Under no circumstances will any interest be paid on any cash to be paid in on the Offer Price for tendered Series B Shares, whether or not the Expiration Date is extended.

Except as set forth in the U.S. Offer to Purchase, the Offerors will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Series B Shares pursuant to the U.S. Offer.

Any inquiries you may have with respect to the U.S. Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the contact information set forth on the page of the U.S. Offer to Purchase and set forth below:

D. F. King & Co., Inc.
48 Wall Street, 22nd Floor

New York, NY 10005
Banks & Brokers Call Collect: (212) 269-5550
Email: OMA@dfking.com

Very truly yours,

D.F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall constitute you as an agent of the Offerors, the U.S. Information Agent, the ADS Receiving Agent, the Series B Receiving Agent or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the U.S. Offer other than the enclosed documents and the statements contained therein.